Exhibit 18.3

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholder and Sole Director of

Instinct Bio Technical Company Inc.

(Registration No. OC-420235)

(Incorporated in the Cayman Islands)

Opinion on the Consolidated financial statements

We have audited the consolidated financial statements of Instinct Bio Technical Company Inc. (“BIOT Group”) and its subsidiaries, as disclosed in Note 1 to the consolidated financial statements, which comprises the consolidated statements of financial position of Instinct Bio Technical Company Inc.  as of November 30, 2025, and consolidated statements of profit and loss and other comprehensive income, consolidated statements of changes in equity and consolidated statements of cash flows, for the financial year from December 1, 2024 to November 30,2025, and the related notes to the consolidated financial statements, including a summary of material accounting policies. (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of BIOT Group as at November 30, 2025, and the results of their operations and their cash flows for the financial year from December 1, 2024 to November 30,2025, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to BIOT Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of BIOT Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Basis for Opinion (Cont’d)

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

MORISON LC PLT (AF 002469)

202206000028 (LLP0032572-LCA)

Chartered Accountants

Petaling Jaya,

Malaysia 30 April 2026

We have served as the Company's auditor since 2025.

BIOT GROUP

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

		The Group		The Company
		Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
		Audited	Audited	Audited
	Note	USD	USD	USD
ASSETS
Non-current assets
Property, plant and equipment	4	809,211	865,027	-
Investment in subsidiaries	5	-	-	1,000
Intangible asset	6	19,025	38,837	-
Right-of-use assets	7	154,572	223,592	-
Other receivables	10	111,573	164,379	-
		1,094,381	1,291,835	1,000

Current assets
Inventories	8	394,689	368,761	-
Trade receivables	9	274,403	420,390	-
Other receivables	10	1,091,788	508,578	630,981
Tax recoverable		14,964	3,012	-
Cash and bank balances		124,764	512,446	-
		1,900,608	1,813,187	630,981

Total assets		2,994,989	3,105,022	631,981

EQUITY
Invested share capital	11	220	83,600	220
Retained earnings		2,877,980	3,106,629	(6,001)
Merger reserve	12	82,600	-	-
Foreign currency translation reserve		(918,205)	(853,096)	-
Total equity		2,042,595	2,337,133	(5,781)

BIOT GROUP

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Cont’d)

		Group		Company
		Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
		Audited	Audited	Audited
	Note	USD	USD	USD
LIABILITIES
Non-current liabilities
Other payables		-	13,333	-
Lease liabilities	13	125,403	91,958	-
		125,403	105,291	-

Current liabilities
Trade payables	14	25,129	51,450	-
Other payables	15	687,636	456,006	65,780
Amount due to subsidiary	16	-	-	571,982
Lease liabilities	13	112,468	141,307	-
Taxation		1,757	13,835	-
		826,990	662,598	637,762
Total liabilities		952,393	767,889	637,762

Total equity and liabilities		2,994,989	3,105,022	631,981

The accompanying notes are an integral part of the consolidated financial statements.

BIOT GROUP

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

	Invested share capital	Retained earnings	Merger Reserve	Currency translation differences	Total
	USD	USD	USD	USD	USD
The Group
As at December 1, 2023	83,600	3,031,972	-	(808,234)	2,307,338

Profit for the financial year	-	74,657	-	-	74,657
Other comprehensive loss	-	-	-	(44,862)	(44,862)

Total comprehensive income/(loss) for the financial year	-	74,657	-	(44,862)	29,795
As at November 30, 2024	83,600	3,106,629	-	(853,096)	2,337,133

Issuance of share capital	1,000	-	-	-	1,000

Changes in ownership interest in a combined entity	(83,600)	-	82,600	-	(1,000)

Share capital reduction	(780)	-	-	-	(780)

Loss for the financial year	-	(228,649)	-		(228,649)
Other comprehensive income	-	-	-	(65,109)	(65,109)

Total comprehensive (loss)/income for the financial period	-	(228,649)	-	(65,109)	(293,758)
As at November 30, 2025	220	2,877,980	82,600	(918,205)	2,042,595

BIOT GROUP

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (CONT’D)

	Number of	Share capital	Accumulated loss	Total
	shares	USD	USD	USD
The Company
As at March 28, 2025	1	*-	-	*-

Issuance of share capital	99,999,999	1,000	-	1,000

Share capital reduction	(77,950,000)	(780)	-	(780)

Net profit for the financial year, representing total comprehensive income for the financial year	-	-	(6,001)	(6,001)

As at November 30, 2025	22,050,000	220	(6,001)	(5,781)

* Nominal amount rounded to USD0

The accompanying notes are an integral part of the consolidated financial statements.

BIOT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

	The Group		The Company
	Dec 1, 2024	Dec 1, 2023	Mar 28, 2025
	to	to	to
	Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
	USD	USD	USD
Cash flows (used in)/from operating activities
(Loss)/Profit before taxation	(226,817)	126,458	(6,001)
Adjustments for:
Depreciation of:			-
- property, plant and equipment	75,712	77,728	-
- intangible assets	19,029	19,890	-
- right-of-use assets	123,638	139,261	-
Interest income	(484)	(6,245)	-
Gain on disposal of property, plant and equipment	(695)	-	-
Loss on written off of property, plant and equipment	14,987	-	-
Loss on disposal of right-of-use assets	68,884	-	-
Interest expense	10,863	3,557	-
Net impairment loss on - trade receivables	14,511	220	-
Unrealised foreign exchange	(38,435)	-
Operating profit/(loss) before changes in working capital	61,193	360,869	(6,001)
Changes in working capital:
Inventories	(25,928)	104,462	-
Trade receivables	145,957	(70,926)	-
Other receivables	(537,711)	(138,645)	(630,981)
Trade payables	(26,321)	34,840	-
Other payables	217,517	(66,383)	65,000
Cash (used in)/generated from operations carried forward	(165,293)	224,217	(571,982)

BIOT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT’D)

	The Group		The Company
	Dec 1, 2024	Dec 1, 2023	Mar 28, 2025
	to	to	to
	Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
	Audited	Audited	Audited
	USD	USD	USD
Cash (used in)/generated from operations	(165,293)	224,217	(571,982)
Interest received	484	6,245	-
Interest paid	(7,779)	(263)	-
Tax paid	(29,692)	(64,843)	-
Tax refunded	3,249	424,369	-
Net cash (used in)/generated from operating activities	(199,031)	589,725	(571,982)

Cash flows from/(used in) investing activities
Additions of:
- property, plant and equipment*	-	(7,995)	-
- intangible assets	-	(18,793)	-
Proceeds from disposal of property, plant and equipment	16,683	-	-
Net cash generated from/(used in) investing activities	16,683	(26,788)	-

Cash flows (used in)/from financing activities
Repayment of borrowings	-	(132,656)	-
Repayment of lease liabilities	(137,142)	(133,437)	-
Interest paid in relation to lease liabilities	(3,084)	(3,536)	-
Amount due from subsidiary	-	-	571,982
Net cash (used in)/from financing activities	(140,226)	(269,629)	571,982

Net (decrease)/increase in cash and cash equivalents	(322,574)	293,308	-
Effect of exchange rate fluctuations on cash and cash equivalent	(65,108)	(21,242)	-
Cash and cash equivalents at the beginning of the financial year/period	512,446	240,380	-
Cash and cash equivalents at the end of the financial year/period	124,764	512,446	-

BIOT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONT’D)

	The Group		The Company
	December 1, 2024	December 1, 2023	December 1, 2024
	to	to	to
	30 November	30 November	30 November
	2025	2024	2025
	USD	USD	USD
Notes to the consolidated statements of cash flows
i. Cash outflows for leases as a lessee

Included in net cash from operating activities
Payment relating to short-term leases	7,663	46,397	-
Included in net cash from financing activities
Payment of lease liabilities	137,142	133,437	-
Interest paid in relation to lease liabilities	3,084	3,536	-
	147,889	183,128

* During the current financial year, the Group acquired property, plant and equipment through the following arrangements:

	2025	2024
	USD	USD
Financed by:
Cash payments	-	7,996
Hire purchase arrangement	84,944	-

	84,944	7,996

The accompanying notes are an integral part of the consolidated financial statements.

INSTINCT BIO TECHNICAL COMPANY INC. (OC-420235)

(Incorporated in the Cayman Islands on 28 March 2025)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Financial Year: December 1, 2024 to November 30, 2025

Note 1. Corporate Information

General information

Instinct Bio Technical Company Inc. (“BIOT” or “Company”) was incorporated in Cayman Islands on 28 March 2025 as an exempted company with limited liability under the Cayman Islands Companies Act (as revised). The Company's registered office will be situated at the office of Ogier Global (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman, KY1-9009, Cayman Islands.

The principal activity of the Company is investment holding. The Company does not carry on any business operations directly. All operating activities are conducted through its subsidiaries.

The Group's financial year end is 30 November. The current financial period presented covers the year from December 1, 2024 to November 30, 2025, with comparative information for the financial year ended November 30, 2024.

Group structure

Nagano Tomoki (the "Founder") was the controlling shareholder of the Company, Instinct Brothers Co. Ltd. and Hiroki Global Co. Ltd.. Pursuant to the reorganisation, the Founder became the ultimate beneficial owner of the Group through his shareholding in BIOT, the holding company.

The following table sets out the entities comprising the Group during the financial year ended November 30, 2025:

Entities	Jurisdiction	Date of incorp.	Effective interest	Principal place of business
Instinct Bio Technical Company Inc. (“BIOT”)	Cayman Islands	March 28, 2025	N/A	Investment holding

Instinct Brothers Co. Ltd. (3011401015509) (“ISB”)	Japan	February 21, 2011	100%	West Side Gotanda Building, Level 3, 6-2-7, Nishi Gotanda, Shinagawa City, Tokyo, Japan

Hiroki Global Co. Ltd. (1011402006954) (“Hiroki”)	Japan	March 19, 1999	100%	West Side Gotanda Building, Level 3, 6-2-7, Nishi Gotanda, Shinagawa City, Tokyo, Japan

Instinct Ras Co. Ltd. (8011001140132) (“Ras”)	Japan	April 4, 2021	100%	West Side Gotanda Building, Level 3, 6-2-7, Nishi Gotanda, Shinagawa City, Tokyo, Japan

Artisan Production Co. Ltd. (1080401024564) (“AP”)	Japan	September 18, 2020	100%	9899, Obuchi, Kakegawa City, Shizuoka Prefecture, Japan

ISB, Hiroki, AP, and Ras are collectively referred to as the "Subsidiaries". The Company and its Subsidiaries are collectively referred to as the "Group".

Reorganization

The Group was assembled through a series of reorganization transactions (collectively, the "Reorganization") all occurring within the financial year ended November 30, 2025. The key steps of the Reorganization, were as follows:

Date	Event	Description
28 Mar 2025	BIOT incorporated	The Company was incorporated in the Cayman Islands with one ordinary share of USD0.00001. The Company's shares were registered in the name of Ogier Global Subscriber (Cayman) Limited as bare nominee for the Founder. Beneficial ownership of the Company rested with the Founder from the date of incorporation.
12 Apr 2025	Transfer of BIOT share and allotment of new 99,999,999 shares	Nominee transferred one ordinary BIOT share to the founder. 99,999,999 ordinary shares of the Company were allotted and issued to the Founder at USD 0.00001 per share (aggregate consideration: USD 1,000).
1 May 2025	ISB acquired Hiroki	ISB acquired 118 Hiroki shares, representing 100% equity interest in Hiroki from the Founder pursuant to a share sale agreement dated 1 May 2025, discharged in full by the issuance of 1 new ISB ordinary shares to the Founder. Subsequently ISB repurchased and cancel one ordinary ISB share.
15 Jun 2025	BIOT acquired ISB	The Company acquired 500 ISB shares, representing 100% equity interest in ISB from the Founder pursuant to a share sale agreement dated 15 June 2025. The purchase consideration was fully discharged by the prior allotment of 100,000,000 ordinary shares of the Company to the Founder, constituting full and final settlement with no further consideration payable.
21 Oct 2025	Share repurchase	The Company repurchased 77,950,000 ordinary shares from the founder at USD 0.00001 per share (aggregate consideration: USD 780).

The Reorganisation constitutes a combination of entities under common control, as all combining entities were controlled by the same individual (the Founder) both before and after each transaction. The Group has applied the predecessor cost method to the combination of entities. Accordingly, although the Company was incorporated on March 28, 2025, the consolidated financial statements are presented for the full financial year from December 1, 2024 to November 30, 2025, with the Subsidiaries' results included for the entire year as if the Group had always been in its current structure. The Company's own costs are included from 28 March 2025 (date of incorporation).

The comparative financial information for the financial year ended November 30, 2024 represents the combined predecessor financial information of the subsidiaries, presented as if the Group had always existed in its current structure. The combination was accounted for on a predecessor basis, as all entities were under common control of the same controlling shareholder throughout the reporting periods.

Note 2: Basis of Presentation

Statement of Compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB").

These financial statements have also been prepared in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) as required for the inclusion of the proposed listing of Relativity Holdings Inc. on the Nasdaq Stock Market as disclosed in Note 22 Significant and Subsequent Events.

The financial statements have been prepared under the historical cost convention, unless otherwise indicated in the significant policies below.

Adoption of new and amended statements

The Group has adopted all the new, revised IAS, IFRS and interpretations and amendments to IAS, IFRS issued by the IASB that are mandatory for financial year beginning on December 1, 2024.

Annual periods beginning on or after 1 January 2024

Amendments to IFRS 16, “Leases” (Lease Liability in a Sale and Leaseback)

Amendments to IAS 1, “Presentation of Financial Statements” (Non-Current Liabilities with Covenants)

Amendments to IAS 1, “Presentation of Financial Statements” (Classification of Liabilities as Current or Non-current)

Amendments to IAS 7 and IFRS 7, “Supplier Finance Arrangements”

Standards issued but not yet effective

The following are accounting standards, amendments and interpretations of the IFRS framework that have been issued by the International Accounting Standards Board (“IASB”) but have not been adopted by the Group:

Annual periods beginning on/after 1 January 2025

Amendments to IAS 21, “Lack of Exchangeability

Annual periods beginning on/after 1 January 2026

Amendments to IFRS 7 and 9, “Classification and Measurement of Financial Instruments”

Amendments to IFRS 7 and 9, “Contracts Referencing Nature-dependent Electricity”

Annual Improvements to IFRS Accounting Standards—Volume 11

Annual periods beginning on/after 1 January 2027

IFRS 18, “Presentation in Financial Statements” (Original Issue)

IFRS 19, “Subsidiaries without Public Accountability: Disclosures”

Amendments to IFRS 19, “Subsidiaries without Public Accountability: Disclosures”

Amendments to IAS 21, “Translation to a Hyperinflationary Presentation Currency”

Effective date yet to be determined

Amendments to IFRS 10, “Consolidated Financial Statements” and IAS 28, “Investments in Associates and Joint Ventures” (Sale or Contribution of Assets between an Investor and its Associate or Joint Venture)

The Group intends to adopt the above new and amendments to IAS, IFRSs when they become effective.

The adoption of these new and amendments to IAS, IFRS pronouncements did not result in significant changes to the Group’s accounting policies and has no material effect on the amounts or the disclosures reported for the current or prior reporting periods.

Note 2: Basis of Presentation (Cont’d)

Basis of consolidation

Subsidiaries are entities over which the Group has control. The Group controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Potential voting rights are considered in assessing control only when such rights are substantive. The Group also considers that it has de facto control over an investee when, despite not holding the majority of voting rights, it has the current practical ability to direct the activities of the investee that most significantly affect the investee's returns.

All entities comprising the Group were under the common control of the same ultimate beneficial owner (the Founder, Nagano Tomoki) throughout the periods presented in these financial statements. Common control exists where the same ultimate beneficial owner controls all combining entities both before and after the combination, and that control is not transitory. In the case of this Group, the Founder has maintained continuous and uninterrupted control over all entities throughout the periods presented. Control is assessed by reference to beneficial ownership, board composition, and the terms of any nominee or trust arrangements. Accordingly, the Group has applied the predecessor cost method in accordance with the accounting standards.

Under the predecessor cost method, the consolidated financial statements are presented as if the Group had always been in its current structure from the beginning of the earliest comparative period presented (December 1, 2022). All subsidiaries — including Hiroki Global Co. Ltd., which was not legally within the ISB subgroup during the comparative periods — are included throughout, on the basis that all entities were under the Founder's common control throughout those periods. There is no recognition of fair value adjustment or goodwill or gain on bargain purchase on any step of the Reorganization. The assets and liabilities of all combining entities are recognized at their pre-existing carrying amounts (predecessor carrying amounts). No fair value adjustments are made to any asset or liability of the combining entities.

In the Company's standalone financial statements, the cost of investment in each subsidiary is recorded at the nominal value of the shares issued as consideration. In the consolidated financial statements, this investment is eliminated against the subsidiaries' equity as part of the consolidation process.

Merger reserve is recognized when the net assets of the combining entities recognized at predecessor carrying amounts exceeded the nominal consideration given by the Company. The merger reserve is not distributable.

The results of all subsidiaries are included in the consolidated income statement for the full financial year, as if the Group had always been in its current structure. The Company's own costs (principally holding company and listing preparation costs) are included from 28 March 2025, being the date of the Company's incorporation, as the Company had no existence or activity prior to that date.

All intragroup transactions, balances, income, and expenses are eliminated in full on consolidation. Intragroup losses are also eliminated, except to the extent that the transaction provides evidence of an impairment of the asset transferred, in which case the loss is recognised in the consolidated financial statements. Where necessary, adjustments are made to the financial statements of a subsidiary to ensure consistency of accounting policies with those of the Group before consolidation.

Note 2: Basis of Presentation (Cont’d)

Functional and presentation currency

The functional currency of the Company is United States Dollar (“USD”), being the currency of the primary economic environment in which they operate. The functional currency of the subsidiaries is Japanese Yen (“JPY”), being the currency of the primary economic environment in which they operate. The consolidated financial statements are presented in United States Dollars (“USD”), which is the presentation currency of the Group.

For the purpose of presentation in USD, assets and liabilities are translated at the closing rate at the reporting date, while income and expenses are translated at the exchange rates at the dates of the transactions, or average rates where these approximate actual rates. Resulting exchange differences are recognized in other comprehensive income and accumulated in the foreign currency translation reserve.

The translations of Japanese yen amounts into U.S. dollar amounts have been made at the following rates :

(i)	¥150 to $1 the approximate rate of exchange at year ended November 30, 2024; and
(ii)	¥156 to $1 the approximate rate of exchange at period ended November 30, 2025.

Such translations should not be construed as representations that the Japanese yen amounts could be converted into U.S. dollars at that or any other rate. All financial information presented in USD have been rounded to the nearest dollar, unless otherwise stated.

Basis of going concern

The directors have reviewed the Group's financial projections, cash flow forecasts, and available financing for a period of not less than twelve months from the date of approval of these financial statements. Having performed this assessment, the directors are satisfied that the Group has adequate resources to continue as a going concern for the foreseeable future. These financial statements have accordingly been prepared on the going concern basis.

Note 3. Material Accounting Policy Information

The Group applies the material accounting policy information set out below, consistently throughout all periods presented in the consolidated financial statements unless otherwise stated.

(a)	Property, plant and equipment

Property, plant and equipment are stated at cost less accumulated depreciation and any accumulated impairment losses. The policy of recognition and measurement of impairment losses is in accordance with Note 3(f).

(i)	Recognition and measurement

Cost includes expenditures that are directly attributable to the acquisition of the assets and any other costs directly attributable to bringing the asset to working condition for its intended use, cost of replacing component parts of the assets, and the present value of the expected cost for the decommissioning of the assets after their use. The cost of self-constructed assets also includes the cost of materials and direct labour. For qualifying assets, borrowing costs are capitalised in accordance with the accounting policy on borrowing costs. All other repair and maintenance costs are recognised in profit or loss as incurred.

Note 3. Material Accounting Policy Information (Cont’d)

(a)	Property, plant and equipment (Cont’d)

(i)	Recognition and measurement (Cont’d)

The cost of property, plant and equipment recognised as a result of a business combination is based on fair value at acquisition date. The fair value of property is the estimated amount for which a property could be exchanged on the date of valuation between a willing buyer and a willing seller in an arm’s length transaction after proper marketing wherein the parties had each acted knowledgeably, prudently and without compulsion. The fair value of other items of plant and equipment is based on the quoted market prices for similar items.

When significant parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Property, plant and equipment are derecognised upon disposal or when no future economic benefits are expected from its use or disposal. Gains or losses arising on the disposal of property, plant and equipment are determined as the difference between the disposal proceeds and the carrying amount of the assets and are recognised in profit or loss.

(ii)	Subsequent costs

The cost of replacing part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Group and its cost can be measured reliably. The costs of the day-to-day servicing of property, plant and equipment are recognised in the profit or loss as incurred.

(iii)	Depreciation

Freehold land is not depreciated. Depreciation is recognised in the profit or loss on straight line basis to write off the cost of each asset to its residual value over its estimated useful life.

Except for freehold land, property, plant and equipment are depreciated based on the estimated useful lives of the assets as follows:

Freehold buildings and renovation	15 to 20 years
Signboard	10 years
Motor vehicles	6 years
Machineries	10 years
Computers and equipment	4 to 5 years

The residual values, useful lives and depreciation method are reviewed at the end of each reporting period to ensure that the amount, method and period of depreciation are consistent with previous estimates and the expected pattern of consumption of the future economic benefits embodied in property, plant and equipment.

(b)	Intangible assets

Intangible assets acquired are measured initially at cost. Following initial acquisition, intangible asset is measured at cost less any accumulated impairment losses.

Intangible asset is tested for impairment annually, irrespective of whether there is any indication of impairment. The useful life of intangible asset is reviewed annually to determine whether the useful life assessment continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Note 3. Material Accounting Policy Information (Cont’d)

(b)	Intangible assets (Cont’d)

Software is depreciated based on the estimated useful lives of 5 years.

Intangible asset is derecognised upon disposal or when no future economic benefits are expected from its use or disposal. The difference between the net disposal proceeds, if any and the net carrying amounts is recognised in the profit or loss in the year the asset is derecognised.

(c)	Financial assets

Debt instruments

Financial assets are recognised in the statements of financial position when, and only when, the Group becomes a party to the contractual provisions of the financial instrument.

When financial assets are recognised initially, they are measured at fair value, plus, in the case of financial assets not at FVTPL, directly attributable transaction costs. The Group determines the classification of its financial assets at initial recognition, and the categories include trade and other receivables, financial assets at fair value through profit or loss and cash and bank balances.

(i)	Financial assets at amortised cost

The Group measures financial assets at amortised cost if both of the following conditions are met:

•	The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows; and
•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortised cost are subsequently measured using the effective interest (EIR) method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

(ii)	Fair value through other comprehensive income

The Group has not designated any financial assets as FVTOCI.

(iii)	Financial assets at fair value through profit or loss

Debt instruments that are held for trading as well as those that do not meet the criteria for classification as amortised cost or FVOCI are classified as FVTPL. Movement in fair values and interest income is recognised in profit or loss in the period in which it arises.

(d)	Inventories

Finished goods are stated at the lower of cost and net realisable value after adequate allowance has been made for all deteriorated, damaged, obsolete or slow-moving inventories.

Cost of manufactured and trading products is determined on weighted average basis respectively. The cost comprises all costs of purchase, costs of conversion, direct labour, other direct costs and related production overheads based on normal operating capacity and other costs incurred in bringing the inventories to their present location and condition.

Note 3. Material Accounting Policy Information (Cont’d)

(d)	Inventories (Cont’d)

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and the estimated costs necessary to make the sale.

(e)	Impairment of financial assets

The Group recognised an allowance for expected credit losses (“ECL”) for all debt instruments not held at FVTPL. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

ECLs are recognised in two stages. For credit exposures for which there has not been a significant increase in credit risk since initial recognition, ECLs are provided for credit losses that result from default events that are possible within the next 12-months (“a 12-month ECL”). For those credit exposures for which there has been a significant increase in credit risk since initial recognition, a loss allowance is required for credit losses expected over the remaining life of the exposure, irrespective of the timing of the default (“a lifetime ECL”).

For trade receivables, the Group applies a simplified approach in calculating ECLs. Therefore, the Group does not track changes in credit risk, but instead recognises a loss allowance based on lifetime ECLs at each reporting date. The Group has established a provision matrix that is based on its historical credit loss experience, adjusted for forward-looking factors specific to the debtors and the economic environment.

(f)	Impairment of non-financial assets

Assets that have an indefinite useful life, such as goodwill or intangible assets not ready to use, are not subject to amortisation and are tested annually for impairment. Assets that are subject to amortisation and depreciation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

For the purpose of impairment testing, assets are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units.

The recoverable amount of an asset or cash-generating unit is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit.

An impairment loss is recognised if the carrying amount of an asset or its related cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognised in profit or loss unless it reverses a previous revaluation in which it is charged to the revaluation surplus.

Impairment losses recognised in prior periods are assessed at the end of each reporting period for any indications that the loss has decreased or no longer exists. An impairment loss is reversed if there has been a change in the estimates used to determine the recoverable amount since the last impairment loss was recognised. An impairment loss is reversed only to the extent that the asset’s carrying amount that would have been determined, net of depreciation or amortisation, if no impairment loss had been recognised. Reversals of impairment losses are credited to profit or loss in the financial year in which the reversals are recognised.

Note 3. Material Accounting Policy Information (Cont’d)

(g)	Cash and cash equivalents

Cash and cash equivalents comprise cash in hand and cash at bank which are subject to an insignificant risk of changes in value. For the purpose of the statements of cash flows, cash and cash equivalents are presented net of bank overdrafts and pledged deposits, if any.

(h)	Share capital

Ordinary shares are classified as equity. Incremental transaction costs directly attributable to the issuance of new equity instruments are recognised as a deduction from equity, net of any tax effects.

Where the Company repurchases its own shares, the consideration paid — including any directly attributable transaction costs — is recognised as a deduction from equity. No gain or loss is recognised in profit or loss on the repurchase, reissuance, or cancellation of treasury shares. Repurchased shares are presented as a separate deduction within equity until they are cancelled or reissued.

(i)	Revenue recognition

(i)	Revenue from contracts with customers

Revenue is recognised when the Group satisfied a performance obligation (“PO”) by transferring a promised good or services to the customer, which is when the customer obtains control of the good or service. A PO may be satisfied at a point in time or over time. The amount of revenue recognised is the amount allocated to the satisfied PO.

The Group recognises revenue from the sales of goods and services rendered. Revenue from sale of goods is recognised when control of the products has transferred, and the payment terms can be identified, and it is probable that the Group will collect the consideration to which it will be entitled to in exchange of those goods or services, being at the point the customer purchases the goods.

Revenue is recognised based on the price specified in the contract net of the rebates, discounts and taxes. Payment of the transaction price is due immediately at the point the customer purchases the goods.

It is the Group’s policy to sell its products to the end customer with a right of return within 14 days. The Group uses its accumulated historical experience to estimate the number of returns using the expected value method. It is highly probable that a significant reversal in the cumulative revenue recognised will not occur given the consistent level of returns over previous years. The validity of this assumption and the estimated amount of returns are reassessed at each reporting date. No contract liability (refund liability) nor the right to the returned goods are recognised for the products expected to be returned as the return rate is assessed to be insignificant, based on accumulated experience of the Group.

(ii)	Other revenue and income

Revenue and income from other sources are recognised as follows:

Rental income

Rental income is recognised on a straight-line basis over the tenure of the lease.

Interest income

Interest income is recognised on an accrual basis using the effective interest method.

Note 4: Property, plant and equipment

	Land	Freehold buildings, renovation and signboard	Machineries	Motor vehicles	Computers and equipment	Total
	USD	USD	USD	USD	USD	USD
The Group
Cost
At December 1, 2023	335,798	466,179	104,130	244,410	8,231	1,158,748
Addition	-	4,372	-	-	3,624	7,996
Currency translation differences	(6,585)	(9,117)	(2,041)	(4,792)	(143)	(22,678)
At November 30, 2024	329,213	461,434	102,089	239,618	11,712	1,144,066
Additions	-	-	-	84,944		84,944
Disposal	-	-	-	(50,050)		(50,050)
Written off	-	(22,757)	-			(22,757)
Currency translation differences	(13,310)	(17,714)	(4,128)	(11,132)	(474)	(46,758)
At November 30, 2025	315,903	420,963	97,961	263,380	11,238	1,109,445

Note 4: Property, plant and equipment (Cont’d)

	Land	Freehold buildings, renovation and signboard	Machineries	Motor vehicles	Computers and equipment	Total
	USD	USD	USD	USD	USD	USD
The Group
Accumulated depreciation
At December 1, 2023	-	67,936	23,775	110,685	2,535	204,931
Addition	-	25,815	10,157	39,734	2,022	77,728
Currency translation differences	-	(1,200)	(414)	(1,968)	(38)	(3,620)
At November 30, 2024	-	92,551	33,518	148,451	4,519	279,039
Additions	-	24,736	10,219	38,338	2,419	75,712
Disposals	-	-	-	(34,062)	-	(3,4062)
Written off	-	(7,770)	-	-	-	(7,770)
Currency translation differences	-	(4,445)	(1,778)	(6,179)	(283)	(12,685)
At November 30, 2025	-	105,072	41,959	146,548	6,655	300,234

Carrying amount
At November 30, 2024	329,213	368,883	68,571	91,167	7,193	865,027

At November 30, 2025	315,903	315,891	56,002	116,832	4,583	809,211

Motor vehicles with an aggregate net carrying amount of USD77,666 (2024: Nil) are acquired under hire purchase arrangement (Note 13).

Note 5: Investment in subsidiaries

The Company
Nov 30, 2025
USD
Unquoted shares - at cost:

At beginning/end of financial period/year	1,000

Details of the subsidiary companies are as follows:

	Place of incorporation and operation	Proportion of ownership interest and voting power held
Direct Subsidiary

Instinct Brothers Co. Ltd.	Japan	100	Sales, management and shipping of regenerative medicine and stem cell cosmetics

Indirect Subsidiaries:

Hiroki Global Co. Ltd.	Japan	100	Import and trading of stem cells raw material, medicine, beauty and healthy products

Instinct Ras Co. Ltd.	Japan	100	Sales, branding, design and marketing of products

Artisan Production Co. Ltd.	Japan	100	Manufacturing of healthy foods, daily consumables using stem cells

Note 6: Intangible Asset

The Group
Software
USD
Cost
At December 1, 2023	88,043
Additions	18,793
Currency translation differences	(1,630)
At November 30, 2024	105,206
Currency translation differences	(4,254)
At November 30, 2025	100,952

Accumulated depreciation
At December 1, 2023	47,304
Addition	19,890
Currency translation differences	(825)
At November 30, 2024	66,369
Addition	19,029
Currency translation differences	(3,471)
At November 30, 2025	81,927

Carrying amount
At November 30, 2024	38,837
At November 30, 2025	19,025

The Group
	Nov 30, 2025	Nov 30, 2024
	Audited	Audited
	USD	USD
Depreciation charge for financial year	19,029	19,890

Note 7: Right-of-Use Assets

The Group
USD
Cost
At December 1, 2023	607,836
Currency translation differences	(11,918)
At November 30, 2024	595,918
Addition	15,446
Lease modification	119,844
Written off	(56,455)
Termination	(150,292)
Currency translation differences	(21,136)
At November 30, 2025	503,325

Accumulated depreciation
At December 1, 2023	237,000
Addition	139,973
Currency translation differences	(4,647)
At November 30, 2024	372,326
Addition	123,638
Written off	(56,455)
Termination	(81,408)
Currency translation differences	(9,348)
At November 30, 2025	348,753

Carrying amount
At November 30, 2024	223,592
At November 30, 2025	154,572

The Group leases buildings for their office, production and hostel for lease terms of between 1 to 5 years.

Note 8: Inventories

	The Group
	November 30,	November 30,
	2025	2024
	USD	USD
At cost
Merchandise and finished goods	271,840	259,400
Raw materials and supplies	122,849	109,361
	394,689	368,761

Recognised as cost of sales	402,903	230,668

Note 9: Trade Receivables

Trade receivables are generally on 30 days term (2024: 30 days). They are recognised at their original invoice amounts which represent their fair values on initial recognition. Other credit terms are approved on a case-by-case basis.

The Group determines that a trade receivable is credit-impaired when the customer is experiencing significant financial difficulty and has defaulted in payments. Unless otherwise demonstrated, the Group generally considers a default to have occurred when the trade receivable is more than 90 days past due. The gross carrying amount of a credit-impaired trade receivable is directly written off when there is no reasonable expectation of recovery. This normally occurs when there is reasonable proof of customer insolvency.

The Group measures the loss allowance for trade receivables at an amount equal to lifetime expected credit losses using the simplified approach in accordance with IFRS 9. Such lifetime expected credit losses are calculated using a provision matrix based on historical observed default rates (adjusted for forward-looking estimates). The following table details the risk profile of trade receivables based on the Group’s provision matrix. As the Group’s historical credit loss experience does not show significantly different loss patterns for different customer segments, the loss allowance based on past due status is not further distinguished among the diversity of customer base.

The average credit loss rates were based on the payment profile of revenue over a period of 12 months and the corresponding historical credit losses experienced during the period. The rates were adjusted to reflect current and forward-looking information on macroeconomic factors affecting the ability of the customers to settle the receivables.

Trade receivables that are past due but not impaired are relate to a number of independent customers for whom there is no recent history of default.

	The Group
	Nov 30, 2025	Nov 30, 2024
	USD	USD
Trade receivables:
Third parties	27,536	31,269
Related party	247,117	389,341
	274,653	420,610
Less: Allowance for impairment losses	(250)	(220)
	274,403	420,390

The amount owing by a related party represents trade balance due from a company controlled by the common controlling shareholder who is also a Director of the Group. These balances arise from transactions in the ordinary course of business and are subject to credit terms consistent with those extended to third-party customers. The Group assesses the credit risk of these balances in accordance with its credit risk management policies and does not consider the balances to be impaired as at the reporting date.

Note 9: Trade Receivables (Cont’d)

The reconciliation of movements in the impairment loss of trade receivables is as follows:

	The Group
	Nov 30, 2025	Nov 30, 2024
	USD	USD
At beginning of financial year	220	2,631,980
Charge for the financial year	261	220
Written off during the financial year	-	(2,567,271)
Reversal during the financial year	(220)	-
Currency translation differences	(11)	(64,709)
At end of financial year	250	220

The aged analysis of trade receivables as at the end of the reporting period:

	Gross amount	Loss allowance	Net amount
	USD	USD	USD
The Group
Nov 30, 2025
Not past due
Current	188,042	-	188,042
Past due
30 days	57,350	-	57,350
60 days	1,475	-	1,475
More than 90 days	27,786	(250)	27,536
	274,653	(250)	274,403

Nov 30, 2024
Not past due
Current	376,298	-	376,298
Past due
30 days	65	-	65
90 days	12,837	-	12,837
More than 90 days	31,410	(220)	31,190
	420,610	(220)	420,390

As at November 30, 2025, the Group’s trade receivables of USD86,361 (2024: USD44,092) were past due but not impaired. These relate to a number of independent customers from whom there is no recent history of default.

Note 10: Other Receivables

	Gross amount	Loss allowance	Net amount
	USD	USD	USD
The Group
Nov 30, 2025
Non-current
Long term loan receivable	5,077	-	5,077
Deposit
Guarantee deposit	28,571	-	28,571
Security deposit	50,662	-	50,662
Rental deposit	20,029	-	20,029
Prepayment
Long-term prepaid expenses	7,234	-	7,234
	111,573	-	111,573

Current
Other receivables	546,635	(169,669)	376,966
Consumption tax	7,410	-	7,410
Prepayment
Prepaid expenses	707,412	-	707,412
	1,261,457	(169,669)	1,091,788

Total	1,373,030	(169,669)	1,203,361

Nov 30, 2024
Non-current
Long term loan receivable	40,667	-	40,667
Deposit
Guarantee deposit	31,030	-	31,030
Security deposit	52,797	-	52,797
Rental deposit	39,775	-	39,775
Prepayment
Long-term prepaid expenses	110	-	110
	164,379	-	164,379

Current
Other receivables	543,784	(162,362)	381,422
Prepayment
Prepaid expenses	127,156	-	127,156
	670,940	(162,362)	508,578

Total	835,319	(162,362)	672,957

Note 10: Other Receivables (Cont’d)

The reconciliation of movements in the impairment loss of other receivables is as follows:

	The Group
	Nov 30, 2025	Nov 30, 2024
	USD	USD
At beginning of financial year	162,362	165,609
Charge for the financial year	14,470	-
Currency translation difference	(7,163)	(3,247)
At end of financial year	169,669	162,362

Other receivables of the Group as follows :

	The Group
	Nov 30, 2025	Nov 30, 2024
	USD	USD
Related party	297,886	218,793
Third parties	79,080	162,629
	376,966	381,422

Nov 30, 2025
USD
The Company
Prepayments	630,981

The amount owing by a related party represents a non-trade balance due from a company controlled by the common controlling shareholder who is also a Director of the Group, which is unsecured, non-interest bearing and repayable on demand.

Note 11: Invested Equity

Invested equity represents the aggregate capital contributions of the entities under common control, presented on a combined basis. During the current financial year, the Group completed a capital reorganization. Consequently, invested equity was reclassified to a merger reserve.

Note 11: Invested Equity (Cont’d)

The Group

	Number of	Share Capital	Number of	Invested Equity	Total
	shares	USD	shares	USD	USD
Ordinary shares issued and paid up
At December 1, 2023	500	66,828	118	15,772	82,600
Addition	-	-	-	-	-
At November 30, 2024 / December 1, 2024	500	66,828	118	15,772	82,600
Changes in ownership interest in a combined entity	(500)	(66,828)	(118)	(15,772)	(82,600)
Issuance of shares	100,000,000	1,000	-	-	1,000
Share repurchase	(77,950,000)	(780)	-	-	(780)
At November 30, 2025	22,050,000	220	-	-	220

	The Company
	Number of shares	Amount (USD)
Ordinary shares
Authorized
At date of incorporation/
At end of financial year	5,000,000,000	50,000

	The Company
	Number of shares	Amount (USD)
Issued and paid up
At date of incorporation	1	0	*
Issued during the period	99,999,999	1,000
Share repurchase	(77,950,000)	(780)
At end of financial year	22,050,000	220

* Nominal amount rounded to USD0

The authorized share capital of the Company is USD50,000 divided into 5,000,000,000 Ordinary shares of par value USD0.00001 each.

Upon incorporation, the Company issued 1 ordinary share at a par value of USD0.00001, resulting in an initial issued and paid-up share capital of USD0.00001.

On April 12, 2025, the Company issued 99,999,999 ordinary shares at a par value of USD0.00001 per share, for a total consideration of USD1,000.

On October 21, 2025, the Company repurchased 77,950,000 ordinary shares of USD0.00001 each from the sole shareholder for a total consideration of USD779.50. The repurchased shares were cancelled upon acquisition, resulting in a reduction in the issued share capital of the Company.

Note 12: Merger Reserve

The merger reserve of USD82,600 represents the excess of the ISB Group’s net assets at the date of the Reorganisation, recognised at predecessor carrying amounts, over the nominal consideration given. The merger reserve comprises the aggregate of:

(i)    the equity of the ISB Subgroup (comprising ISB, AP, and Ras) as at December 1, 2021 being the beginning of the transition period, translated into USD at the applicable opening exchange rate, less the nominal share capital of the Company; and

(ii)  The equity of Hiroki as at December 1, 2021, being the beginning of the transition period, translated into USD at the applicable opening exchange rate, included on the basis that Hiroki was under the Founder’s common control throughout the relevant period.

The merger reserve is not distributable and does not form part of the Company’s retained earnings or reserves available for dividend distribution.

Note 13: Lease Liabilities

	The Group
	Nov 30, 2025	Nov 30, 2024
	USD	USD
Minimum lease payments
Within one year	118,227	143,040
Later than one year and not later than two years	88,225	69,440
Later than two year and not later than five years	29,338	22,993
Later than five years	12,410	-
	248,200	235,473
Less: Future finance charges	(10,329)	(2,208)
Present value of minimum lease payments	237,871	233,265

Present value of minimum lease payments
Within one year	112,468	141,307
Later than one year and not later than two years	85,189	69,000
Later than two year and not later than five years	27,804	22,958
Later than five years	12,410	-
	237,871	233,265

Note 14: Trade Payables

The Group’s normal trade credit terms ranges 30 to 60 days (2023: 30 to 60 days). Other credit terms are assessed and approved on a case-to-case basis.

Note 15: Other Payables

	The Group		The Company
	Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
	USD	USD	USD
Non-current
Other payables	-	13,333	-

Current
Other payables	380,864	195,964	-
Accruals	151,701	178,872	65,000
Accrued consumption tax	5,023	27,991	-
Deposit refundable	-	46,707	-
Amount owing to directors	150,048	6,472	780
	687,636	456,006	65,780

	687,636	469,339	65,780

Other payables are unsecured and non-interest bearing.

The amount owing to director by the Company amounting to USD780 represents unpaid consideration for the repurchase of the Company’s shares during the financial period.

The amount owing to directors by the Group comprises advances for expenses incurred on behalf of the Group and a loan from directors amounting to JPY20,000,000 (equivalent USD 127,943). The advances are unsecured, interest-free and repayable on demand, with no fixed terms of repayment. The loan is unsecured, bears interest at 1.1% per annum and is repayable within one year, on August 26, 2026.

Note 16: Amount due to subsidiary

Amount due to subsidiary is non-trade nature, unsecured, payable on demand and non-interest bearing.

Note 17: Revenue

	The Group
	Sales of regenerative medicine and stem cell cosmetics	Import of stem cells raw materials	Manufacturing of healthy foods, daily consumables	Sales and marketing	Total
	USD	USD	USD	USD	USD
November 30, 2025
Japan	2,117,715	13	7	52,282	2,170,017
Indonesia	7,007	-	-	-	7,007
Hong Kong	66,733	-	-	-	66,733
	2,191,455	13	7	52,282	2,243,757

November 30, 2024
Japan	2,571,054	-	-	176,879	2,747,933
Indonesia	12,771	-	-	-	12,771
	2,583,825	-	-	176,879	2,760,704

The timing of revenue recognition is at a point in time when the goods are delivered and accepted by customers.

Concentration of revenue

The Group is principally engaged in the sale of cosmetic products. For the financial years ended November 30, 2025 and 2024, the Group derived a significant concentration of its revenue from two major customers, both located in Japan. The following customers individually accounted for 10% or more of the Group’s total revenue for the year:

	Nov 30, 2025		Nov 30, 2024
	JPY	%	JPY	%
Customer A - Brosky	160,808,044	47.83%	229,588,456	55.16%
Customer B - Bebe	34,624,205	10.30%	37,253,136	8.95%

The two major customers collectively accounted for approximately 58.13% of the Group’s total revenue for the financial year ended November 30, 2025 and 64.11% for the financial year ended November 30, 2024. Both customers operate as online retail platforms based in Japan and are third parties with whom the Group has maintained long-standing commercial relationships, cultivated over a number of years and supported by a consistent track record of product quality, timely delivery and collaborative brand development. The Directors consider these relationships to be stable and strategically important to the Group’s continued growth in the Japanese market.

Whilst the Directors acknowledge the customer and geographic concentration risk this presents, they are actively managing and reducing this risk through the following strategic initiatives.

The Group has been engaged in original design manufacturing (“ODM”) and original equipment manufacturing (“OEM”) activities and continues to expand this capability by onboarding additional customers, deepening its integration across the Japanese market and diversifying its customer base beyond the two major platform customers.

The Group has made sustained investments in research and development to build a portfolio of owned proprietary skincare and cosmeceutical brands, strengthening product differentiation and supporting margin expansion. The Group markets its own brand product through its own direct-to-consumer online platform providing an independent channel to reach end consumers directly for brand positioning.

Note 17: Revenue (Cont’d)

The Group is also actively pursuing expansion into international markets through collaboration with established local partners in selected target markets.

Note 18: Taxation

Income taxes applicable to the Group consist of corporate tax, inhabitants’ taxes and enterprise taxes which, in the aggregate, resulted in a statutory tax rate of approximately 30.43% for the years ended November 30, 2025 and November 30, 2024.

Disclosure of the reconciliation between the statutory and effective tax rates for the years ended November 30, 2024 and 2025 is as follows:

	The Group		The Company
	Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
	USD	USD	USD
(Loss)/Profit before taxation	(226,817)	126,801	(6,001)

Tax at statutory tax rate of 33% (2024: 33%)	(80,361)	38,597	*
Tax effects in respect of:
Effect of different tax rates	-	(128,360)	*
Non-deductible expenses	17,518	166,906	*
Income not subject to tax	(1,139)	(25,342)	*
Deferred tax not recognised	65,814	-	*
	1,832	51,801	*

* By virtue of the Company’s incorporation in the Cayman Islands, all of its profits are exempted from income tax.

The Group recorded a loss before tax for the financial year. However, under the applicable tax legislation in Japan, the Company is required to pay minimum corporate tax regardless of its tax loss position. Accordingly, current tax expense represents the minimum tax payable for the financial year.

Note 19. Related Party Disclosures

a.	Identifying related parties

For the purposes of these financial statements, parties are considered to be related to the Group or the Company if the Group or the Company has the ability, directly or indirectly, to control or joint control the party or exercise significant influence over the party in making financial and operating decisions, or vice versa, or where the Group or the Company and the party are subject to common control. Related parties may be individuals or other entities.

Related parties also include key management personnel defined as those persons having authority and responsibility for planning, directing and controlling the activities of the Group either directly or indirectly. The key management personnel comprise the directors and key management personnel of the Group, having authority and responsibility for planning, directing and controlling the activities of the Group entities directly or indirectly.

Note 19. Related Party Disclosures (Cont’d)

b.	Significant related party transactions

Related party transactions have been entered into in the normal course of business under normal trade. In addition to the related party balances disclosed elsewhere in the financial statements, the significant related party transactions of the Group and the Company are as follows:

	The Group		The Company
	Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
	USD	USD	USD
Transactions with a related company:
Sales	(67,092)	(79,744)	-

Note 20. Financial Instruments

a.	Classification of financial instruments

Financial assets and financial liabilities are measured on an ongoing basis either at fair value or at amortised cost. The principal accounting policies in Note 3 describe how the classes of financial instruments are measured, and how income and expense, including fair value gains and losses, are recognised.

The following table analyses the financial assets and liabilities in the statements of financial position by the class of financial instruments to which they are assigned, and therefore by the measurement basis:

	The Group		The Company
	Nov 30, 2025	Nov 30, 2024	Nov 30, 2025
	USD	USD	USD
At amortised cost
Financial assets
Trade receivables	274,403	420,390	-
Other receivables	488,715	545,691	-
Cash and bank balances	124,764	512,446	-
	887,882	1,478,527	-

Financial liabilities
Trade payables	25,129	51,450	-
Other payables	687,636	469,339	65,780
Lease liabilities	237,871	233,265	-
	950,636	754,054	65,780

Note 20. Financial Instruments (Cont’d)

b.	Financial risk management objectives and policies

The Group standardised financial risk management policy is to ensure that adequate financial resources are available for the development of the Group whilst managing its financial risks, including credit risk, liquidity risk, foreign currency risk and interest risk. The Group operates within clearly defined guidelines that are approved by the Board and the Parent’s policy is not to engage in speculative transactions.

The following sections provide details regarding the Group’s exposure to the abovementioned financial risks and the objective, policies and processes for the management of these risks.

i.	Credit risk

Financial assets that are primarily exposed to credit risks are trade and other receivables, inter-company balances and cash and bank balances.

Credit risk is the risk of a financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The Group’s exposure to credit risk arises principally from the inability of its customers to make payments when due.

The carrying amounts of the financial assets recorded on the consolidated statements financial position at the end of the reporting period represent the Group’s maximum exposure to credit risk.

Concentration of credit risk

As at the reporting date, the Group’s top 2 customers accounted for approximately 58.13% of total trade receivables (2024: 64.11%). The Group continuously monitors the creditworthiness of these customers and manages the associated credit risk through ongoing review of outstanding balances and collection performance.

While the Group has established relationships with these customers, any adverse changes in their financial position may have a material impact on the Group’s cash flows and financial position.

ii.	Liquidity risk

Liquidity risk refers to the risk that the Group and the Company will encounter difficulty in meeting its financial obligations as they fall due. The Group’s and the Company’s exposure to liquidity risk arises primarily from mismatches of the maturities of financial assets and liabilities.

The Group’s and the Company’s funding requirements and liquidity risk are managed with the objective of meeting business obligations on a timely basis. The Group and the Company finance its liquidity through internally generated cash flows.

Note 20. Financial Instruments (Cont’d)

b.	Financial risk management objectives and policies (Cont’d)

ii.	Liquidity risk (Cont’d)

Analysis of financial instruments by remaining contractual maturities

The table below summarises the maturity profile of the Group’s and the Company’s financial liabilities at the end of the reporting period based on undiscounted contractual payments:

	Weighted average effective interest rate	Total carrying amount	On demand or within 1 year	2 to 5 years	More than 5 years	Total undiscounted cash flow
	%	USD	USD	USD	USD	USD
The Group
November 30, 2025
Non-interest bearing:
Trade payables	-	25,129	25,129	-	-	25,129
Other payables	-	537,588	537,588	-	-	537,588
Amount due to directors	-	22,105	22,105	-	-	22,105
		584,822	584,822	-	-	584,822
Interest bearing:
Lease liabilities	1.1 – 7.0	237,871	118,227	117,563	12,410	248,200
Amount due to directors	1.1	127,943	129,350	-	-	129,350
		365,814	247,577	117,563	12,410	377,550

		950,636	832,399	117,563	12,410	962,372

Note 20. Financial Instruments (Cont’d)

c.	Financial risk management objectives and policies (Cont’d)

iii.	Liquidity risk (Cont’d)

Analysis of financial instruments by remaining contractual maturities (Cont’d)

The table below summarises the maturity profile of the Group’s and the Company’s financial liabilities at the end of the reporting period based on undiscounted contractual payments: (Cont’d)

	Weighted average effective interest rate	Total carrying amount	On demand or within 1 year	2 to 5 years	More than 5 years	Total undiscounted cash flow
	%	USD	USD	USD	USD	USD
The Group
November 30, 2024
Non-interest bearing:
Trade payables	-	51,450	51,450	-	-	51,450
Other payables	-	462,867	462,867	-	-	462,867
Amount due to directors	-	6,472	6,472	-	-	6,472
		520,789	520,789	-	-	520,789

Interest bearing:
Lease liabilities	1.1	233,265	143,040	92,433	-	235,473
		233,265	143,040	92,433	-	235,473

		754,054	663,829	92,433	-	756,262

At the end of the financial year, the Company only inclusive of current liabilities, hence no maturity profile.

Note 20. Financial Instruments (Cont’d)

b. Financial risk management objectives and policies (Cont’d)

iii.	Foreign currency risk

All operating entities of the Group are incorporated and domiciled in Japan, with Japanese Yen (“JPY”) as their functional currency. The Group’s results, financial assets and liabilities are predominantly denominated in JPY and, accordingly, the Group has minimal exposure to foreign currency risk arising from transactions denominated in currencies other than JPY.

The Group is, however, exposed to foreign currency risk arising from the translation of its foreign operations into the Group’s presentation currency. Accordingly, the Group is subject to translation risk arising from movements in the JPY/USD exchange rate. A weakening of JPY against USD would reduce the USD value of the Group’s net assets and earnings when translated for consolidation purposes.

Exchange differences arising on translation are recognised in other comprehensive income and accumulated in the foreign currency translation reserve within equity. These translation differences are not reclassified to profit or loss on disposal of the foreign operations.

iv.	Interest rate risk

The Group’s exposure to interest rate risk arises mainly from interest-bearing financial instruments, namely a loan from a director and lease liabilities. These instruments bear interest at fixed rates and, accordingly, the Group is not exposed to significant cash flow interest rate risk.

As the Group does not account for its fixed rate financial instruments at fair value through profit or loss, any change in interest rates at the end of the reporting period would not affect its profit or loss (and equity). No disclosure of sensitivity analysis is presented as there is no floating rate instrument outstanding as at end of the financial year.

c.	Fair values of financial instruments

The carrying amounts of short-term payables and cash and cash equivalents approximate their fair value due to the relatively short-term nature of these financial instruments and insignificant impact of discounting.

i.	Policy on transfer between levels

The fair value of an asset to be transferred between levels is determined as of the date of the event or change in circumstances that caused the transfer. There were no transfers between levels during current and previous financial period.

Note 20. Financial Instruments (Cont’d)

c.	Fair values of financial instruments (Cont’d)

ii.	Level I fair value

Level 1 fair value is derived from quoted prices (unadjusted) in active markets for identical assets or liabilities.

iii.	Level 2 fair value

Level 2 fair value is estimated using inputs other than quoted prices included within Level I that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

iv.	Level 3 fair value

Level 3 fair values for the financial assets and liabilities are estimated using unobservable inputs.

Note 21. Capital Management

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares or sell assets to reduce debt. The combining entities are not subject to any externally imposed capital requirements. There were no changes in the Group’s approach to capital management during the financial year.

The debts to equity ratio of the Group at the end of the reporting period was as follows:

	The Group		The Company
	2025	2024	2025
	USD	USD	USD
Loans and borrowings	95,961	-	-
Less: Cash and cash equivalents	(124,764)	(512,446)	-
Net cash	(28,803)	(512,446)	-

Debts to equity ratio (times)	^	^	^

^ The gearing ratio is not applicable as the Group is in a net cash position as at 30 November 2025 and had no loans and borrowings as at 30 November 2024.

There were no changes in the Group’s approach to capital management during the financial year.

Note 22. Significant and Subsequent Events

Share allotment

On April 12, 2025, the Company issued 99,999,999 ordinary shares with a par value of USD0.00001 per share for cash for a total consideration of USD1,000.

Acquisition of ISB

On June 15, 2025, the Company entered into a share sale agreement with the Founder to acquire 500 shares in ISB, representing 100% of the issued share capital of ISB. The purchase consideration was fully satisfied through the prior allotment of 100,000,000 ordinary shares of the Company to the Founder, which constitutes full and final settlement, with no further consideration payable.

Share repurchase

On October 21, 2025, the Company repurchased 77,950,000 ordinary shares with a par value of USD0.00001 each from the sole shareholder for a total consideration of USD779.50. The repurchased shares were subsequently cancelled upon acquisition.

Proposed Business Combination with Relativity Acquisition Corp

On November 12, 2025, the registration statement on Form F-4, as amended, filed with the United States Securities and Exchange Commission (“SEC”) in connection with the proposed business combination (the “Business Combination”) between Relativity Acquisition Corp. (“Relativity”), a special purpose acquisition company listed on OTC Markets under the symbol “ACQC”, and Instinct Bio Technical Company Inc. (“Company” or “BIOT”)), together with Instinct Brothers Co., Ltd. (“ISB”), was declared effective by the SEC.

Under the terms of the proposed Business Combination, the Combined Company will operate under the name Instinct Bio Technical Company Holdings Inc. (the “Combined Company”) and its ordinary shares and warrants are expected to be listed on the NASDAQ Stock Exchange under the ticker symbols “BIOT” and “BIOTW” respectively.

On March 25, 2026, Relativity held an extraordinary general meeting at which its shareholders voted to approve the Business Combination. The full voting results were disclosed by Relativity in a Form 8-K filed with the SEC. The shareholder approval represents a significant milestone in the completion of the Business Combination.

As at April 13, 2026, being the date on which these financial statements were authorised for issue by the Sole Director, the Business Combination had received shareholder approval but had not yet closed. The closing of the Business Combination is expected to occur in the coming weeks, subject to the satisfaction or waiver of all remaining closing conditions, which include customary regulatory approvals and other conditions precedent as set out in the definitive agreement. There can be no certainty as to the timing or ultimate completion of the Business Combination.

As the Business Combination had not closed as at the date of authorisation of these financial statements, no adjustments arising from the transaction have been reflected in the consolidated statements of financial position or the consolidated statements of comprehensive income of the Group for the financial year ended November 30, 2025.

Note 23: Date of Authorisation for Issue

The consolidated financial statements of the Group and of the Company for the financial year ended November 30, 2025 were authorised for issuance by the Board of Directors on 30 April 2026, in accordance with the Statements of Directors.

INSTINCT BIO TECHNICAL COMPANY INC. (OC-420235)

STATEMENT BY SOLE DIRECTOR

The Sole Director of  Instinct Bio Technical Company Inc. state that, in my opinion, the accompanying financial statements of the Group and of the Company are drawn up in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board, so as to give a true and fair view of the financial position of Instinct Bio Technical Company Inc. as at November 30, 2025 and of their financial performance and their cash flows of the Group and of the Company for the year ended on that date.

The Sole Director has, on the date of this statement, authorised and approved these consolidated financial statements for issue.

INSTINCT BROTHERS CO. LTD. (3011401015509)

STATEMENT BY DIRECTORS

The Directors of Instinct Brothers Co. Ltd. state that, in their opinion, the consolidated financial statements of Instinct Brothers Co. Ltd. which form part of the consolidated financial statements of BIOT Group, are drawn up in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board so as to give a true and fair view of the financial position of the Company as at November 30, 2025 and of its financial performance and cash flows for the year ended on that date.

3 0. APR 202&